As filed with the Securities and Exchange Commission on June 17, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________________

FLOTEK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0023731
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
8846 N. Sam Houston Pkwy W. Houston, Texas (Address of Principal Executive Offices)	77064 (Zip Code)
___________________________

Flotek Industries, Inc. Employment Inducement Plan
(Full Title of the Plan)
___________________________

Nicholas J. Bigney
Senior Vice President, General Counsel & Corporate Secretary
Flotek Industries, Inc.
8846 N. Sam Houston Pkwy W.
Houston, Texas 77064
(Name and Address of Agent for Service)
(713) 849-9911
(Telephone Number, including Area Code, of Agent for Service)

Copies to:
Robert C. Morris
Brandon T. Byrne
Norton Rose Fulbright US LLP
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
(713) 651-5151
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
___________________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	3,000,000 shares(3)	$3,270,000	$424.45
_________________

(1)
Represents shares of common stock being registered for issuance under the Flotek Industries, Inc. Employment Inducement Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan by reason of any stock splits, stock dividends, recapitalizations, or similar events or transactions.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of the Common Stock as reported by the New York Stock Exchange on June 16, 2020.

(3)
Represents shares of Common Stock reserved and available for issuance under the Flotek Industries, Inc. Employment Inducement Plan approved by the Board of Directors of Flotek Industries, Inc. on June 12, 2020.

Proposed sales to take place as soon after the effective date of this registration statement as awards are granted, exercised, or distributed under the Flotek Industries, Inc. Employment Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated in this Registration Statement by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 6, 2020;

2.	the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020;

3.	the Company’s Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on June 10, 2020;

4.
the Company’s Definitive Proxy Statement filed with the SEC on April 3, 2020 (to the extent the information therein is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019);

5.	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on June 12, 2020;

6.
the Company’s Current Reports on Form 8-K, filed with the SEC on January 6, 2020, January 13, 2020, March 3, 2020, March 9, 2020, March 17, 2020, March 31, 2020, April 3, 2020, April 13, 2020, April 17, 2020, May 7, 2020, May 19, 2020, May 29, 2020, June 12, 2020 and June 16, 2020 (except, in each case, any information, including exhibits, furnished to the SEC pursuant Items 2.02 and 7.01); and

7.
the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-13270), filed with the SEC on December 26, 2007, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Section 145 further provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation, as amended, contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to the limitations of Section 102(b)(7).

Furthermore, our Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws: (i) provide for the indemnification of our directors and officers to the fullest extent permitted by applicable law; (ii) provide that the right to indemnification includes the right to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition; (iii) provide that we may pay or reimburse expenses incurred by a director or officer in connection with their appearance as a witness or other participation in a proceeding at a time when they are not a named defendant or respondent in the proceeding; and (iv) provide that we may purchase insurance by us to protect us and any person who is or was serving as our director, officer, employee, or agent. We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007)
4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009)

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 7, 2020)
4.4	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 17, 2017)
4.5	Form of Certificate of Common Stock (incorporated by reference to Appendix E to the Company’s Definitive Proxy Statement filed on September 27, 2001)
5.1*	Opinion of Norton Rose Fulbright US LLP with respect to the legality of the securities being registered
23.1*	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1)
23.2*	Consent of Moss Adams, LLP, independent registered public accounting firm
24.1*	Power of Attorney (included on signature pages)
99.1*	Flotek Industries, Inc. Employment Inducement Plan
99.2*	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under Flotek Industries, Inc. Employment Inducement Plan
99.3*	Form of Stock Option Grant Notice and Stock Option Agreement under Flotek Industries, Inc. Employment Inducement Plan

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2020.

FLOTEK INDUSTRIES, INC.

/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President, Chief Executive Officer & Chairman of the Board

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints John W. Gibson Jr. and Nicholas J. Bigney, and each of them, singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John W. Gibson, Jr.	President, Chief Executive Officer & Chairman of the Board (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 17, 2020
John W. Gibson, Jr.
/s/ Michelle M. Adams	Director	June 17, 2020
Michelle M. Adams
/s/ Kevin W. Brown	Director	June 17, 2020
Kevin W. Brown
/s/ Ted D. Brown	Director	June 17, 2020
Ted D. Brown
/s/ Paul W. Hobby	Director	June 17, 2020
Paul W. Hobby
/s/ David Nierenberg	Director	June 17, 2020
David Nierenberg